Exhibit 99.1

Next-Gen Hybrid AI

ChronoScale Announces Agreements Bringing Total Company Contracted Run-Rate Revenue to $1 Billion and Sale of Ekso Bionics Business Unit

●	Expanded agreement with an existing AI infrastructure customer and new customer agreement increases contracted deployment pipeline and is expected to drive Company annualized revenue run rate to $1 billion by calendar Q3 2027
●	ChronoScale completes previously disclosed sale of Ekso Bionics business unit

MENLO PARK, Calif., October 1, 2026 (GLOBE NEWSWIRE) — ChronoScale Holdings Corporation (NASDAQ: CHRN) (“ChronoScale” or the “Company”), an accelerated compute platform purpose-built to support demanding artificial intelligence (AI) workloads, today announced a significant expansion of an existing customer agreement and a separate agreement with a new customer, that increases the scale of its contracted AI infrastructure deployments and further strengthens the Company’s contracted revenues.

New Infrastructure Agreements

ChronoScale has signed a contract extension with an existing AI infrastructure customer and an agreement with a new AI infrastructure customer. These two agreements extend the Company’s contracted deployment pipeline and expand its overall capacity.

Together with ChronoScale’s existing customer contracts and current deployment schedule, these two agreements provide for annualized run-rate revenue of $1 billion by calendar Q3 2027.1

These customer commitments represent another step in ChronoScale’s strategy to develop long-term relationships with AI infrastructure customers and scale capacity alongside their growing compute requirements.

Achievement and timing of this contracted revenue remain subject to a number of risks and uncertainties, including the successful and timely deployment and commissioning of planned infrastructure capacity, availability of power and equipment, and the Company’s ability to access capital on acceptable terms, among other factors.

“We view the expansion of this existing customer relationship and the onboarding of the new customer as an important validation of both the demand we are seeing and our ability to grow alongside our customers,” said Cenly Chen, Chief Executive Officer of ChronoScale. “With these agreements, together with our existing contracts and current deployment schedule, we now have agreements in place that provide for $1 billion in annualized revenue run rate during calendar 2027. Our focus is on disciplined execution and delivering the infrastructure our customers need at scale.”

Ekso Bionics Business Unit Sale

ChronoScale also announced the completion of the sale of its Ekso Bionics business unit, which the Company believes will allow it to focus its operations, management resources and capital allocation on its core accelerated compute and AI infrastructure business.

The divestiture follows the formation of ChronoScale through the strategic combination of Applied Digital’s cloud business and EKSO Bionics Holdings, Inc. ChronoScale now operates as an independent public company focused on scalable GPU-based infrastructure optimized for AI training, inference and high-performance computing.

Cenly Chen added: “We intend the sale of the Ekso Bionics business to allow us to further sharpen our focus and concentrate our resources on what we see as the significant opportunity ahead in AI infrastructure.”

ChronoScale is building its platform to address growing enterprise and AI-native demand for dedicated computing environments capable of supporting increasingly demanding AI workloads. The Company’s strategy centers on delivering scalable accelerated computing capacity with the performance, consistency and operational execution required for large-scale deployments.

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1 Annualized revenue run-rate is an operating metric and a non-GAAP measure, calculated by multiplying revenue recognized under contracts in a quarterly period by four. The revenue recognized under these contracts is based on current assumptions and not a forecast of revenue for any specific reporting period.

ChronoScale Corporation | 2440 Sand Hill Rd, Suite 400, Menlo Park, CA 94025	www.chronoscale.com

Next-Gen Hybrid AI

About ChronoScale

ChronoScale (Nasdaq: CHRN) is an accelerated compute platform purpose-built to support demanding artificial intelligence workloads. Focused on large-scale deployments, the platform delivers dedicated compute environments optimized for performance, consistency, and long-term operational execution, with the ability to scale capacity alongside accelerating AI demand.

Forward-Looking Statements

Statements in this Press Release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include but are not limited to: (i) statements regarding the Company, its plans and objectives and anticipated future economic performance; (ii) statements about the cloud compute industry; (iii) statements regarding the Company’s ability to expand capacity and meet accelerating demand; (iv) statements regarding the Company’s ability to execute on planned infrastructure deployments and commissioning schedules; (v) statements regarding the performance of customers, suppliers, utilities and other counterparties;; and (vi) statements of assumptions underlying other statements and statements about the Company or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. These risks, uncertainties, and other factors include: the ability to raise capital to fund the acquisition and deployment of GPUs, other equipment and other capital expenditures; the timely achievement of the deployment schedule in its customer agreements; customer concentration and the ability to renew or expand customer relationships; achievement of our target annualized run-rate revenue and revenue expectations in connection with our customer contracts; limitations on the Company’s ability to attract and retain key personnel, including executive officers and Board members of the Company; the success of the Company’s risk management activities, including any failure by the Company to implement and maintain effective internal controls; cash flow and access to capital; conditions in the debt and equity capital markets; slower than anticipated growth in the cloud compute industry; uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC on August 19, 2026, and the risks described in other filings that the Company may make from time to time with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Investor Relations & Media Contacts

Matt Glover or Ralf Esper

Gateway Group, Inc.

(949) 574-3860

CHRN@gateway-grp.com

ChronoScale Corporation | 2440 Sand Hill Rd, Suite 400, Menlo Park, CA 94025	www.chronoscale.com

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